CONSENT OF PAUL GORANSON

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding the technical report entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015 (the “PEA”) in the Management Information Circular (the “MIC”) of Energy Fuels Inc. (the “Company”) which was included as an exhibit to the Company’s Form 6-K (the “6-K”) filed with the United States Securities and Exchange Commission on May 26, 2015;

(ii)

the incorporation by reference of the technical disclosure derived from the PEA and the technical report entitled the “Arkose Uranium Project – Mineral Resource and Exploration Target – 43-101 Technical Report – Wyoming, USA” dated February 28, 2015, in the Form 8-K of Uranerz Energy Corporation filed with the SEC on March 19, 2015 (the “8-K”) into the MIC and the 6-K;

(iii)

the incorporation by reference of such technical disclosure in the PEA, the MIC and the 8-K into the 6-K and into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”); and

(iv)	the use of my name in the 8-K, the PEA, the 6-K, the MIC and the S-8.

/s/ Paul Goranson
Paul Goranson, P.E.

Date: June 23, 2015